Exhibit 99.9

September 7, 2012

Board of Directors

Gladstone Land Corporation

1521 Westbranch Drive, Second Floor

McLean, Virginia 22102

Members of the Board:

We hereby consent to the use of our firm’s name in the Registration Statement on Form S-11, and amendments thereto, filed or to be filed by Gladstone Land Corporation with the U.S. Securities and Exchange Commission (the “Registration Statement”). Additionally, we consent to the summary of, and reference to, any appraisal reports produced by our firm, McGrath Alderman & Associates, Inc. for properties purchased by Gladstone Land Corporation in such filings and amendments, including the prospectus of Gladstone Land Corporation contained therein. We consent to the reference to any updated appraisal information we provide on these properties. We further consent to the filing of this letter as an exhibit to the Registration Statement.

Sincerely,

/s/ Ron Alderman, State Certified General REA
Ron Alderman, State Certified General REA
MCGRATH ALDERMAN, & ASSOCIATES, INC.